Exhibit 10.13

2014 Yodle Executive Bonus Plan Document

The 2014 Yodle Executive Bonus Plan (the “Plan”) is designed to motivate and reward outstanding individual achievement among the executive team, subject to the performance of Yodle, Inc. (the “Company”). This Plan document describes how the Company funds the aggregate bonus pool (the “Bonus Pool”). Any individual allocations are subject to the discretion of the Board of Directors (the “Board”) and your manager.

Eligibility: To be eligible for bonus consideration, you must be employed by the Company as an executive (1) for at least 30 days during the applicable bonus period and (2) through the last day of the applicable bonus period.

Target: Your annual target is a percentage of your base salary (the “Annual Target”). Your Annual Target will be prorated for any portion of a bonus period if you joined the Company, or became eligible to participate in this Plan, after a bonus period has begun. Target amounts, as adjusted as set forth below, determine the amount that will be added to the Bonus Pool. Any allocation from the Bonus Pool to you is subject to the discretion of the Board and your manager.

Company Performance: Company Performance is based on the Company’s attainment of results against an annual operating plan, based on revenue growth and Adjusted EBITDA targets. If the established revenue growth target is not achieved, then the Bonus Pool will not be funded. If the revenue target is achieved and the Bonus Pool is funded, then the amount to fund the Bonus Pool depends on the level of revenue growth and the level of achievement of the Adjusted EBITDA target. The revenue and Adjusted EBTIDA targets are at the discretion of the Board.

Bonus Pool Adjustment Based on Company Performance: 100% of the amount to fund the Bonus Pool for the executive team is subject to Company Performance.

Bonus Periods: The annual bonus period runs from January 1, 2014 through December 31, 2014. Bonuses under this Plan are measured and paid annually; provided that the Bonus Pool may be funded with up to twenty-five percent (25%) of the aggregate Annual Targets for all executives and paid to executives in August 2014 at the discretion of the Board based on the Company’s recent and expected results.

Allocation and Payment: Factors that will influence Board and manager discretion include achievement of goals, performance against job standards or objectives, adherence to Yodle values, and other performance criteria. Any bonus awarded to you will be paid no later than 60 days after the end of the bonus period.

General: All payments are subject to all applicable deductions and withholdings. This Plan does not constitute an employment contract and your employment remains “at will”, meaning that you and the Company each retain the right to terminate your employment at any time, for any reason, without notice. This Plan may be modified or terminated by the Company’s Board at any time with or without notice.